As filed with the Securities and Exchange Commission on November 20, 2025.
Registration No. 333-291615

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S‑4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NewtekOne, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND	6021	46-3755188
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4800 T Rex Avenue, Suite 120
Boca Raton, Florida 33431
(212) 356-9500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Barry Sloane
Chief Executive Officer and President
NewtekOne, Inc.
4800 T Rex Avenue, Suite 120
Boca Raton, FL 33431
(212) 356-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Jared M. Fishman
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004-2497
(212) 558-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and " emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                    Accelerated filer ☒
Non-accelerated filer ☐                    Smaller reporting company ☐
Emerging growth company ☐

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If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13-e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14-d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 333-291615) of NewtekOne, Inc. (the “Registrant”) filed on November 18, 2025 (the “Registration Statement”) is being filed solely to include signature notations that were inadvertently omitted from the signature pages of the initial filing of the Registration Statement due to technical error. This filing includes only Part II of the Registration Statement in order to provide the corrected signature pages. No other changes are being made to any part of the Registration Statement.
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PART II

Information Not Required In Prospectus

Item 20. Indemnification of Directors and Officers

Reference is made to Section 2-418 of the Maryland General Corporation Law, Article VII of the Registrant’s charter and Article XI of the Registrant’s bylaws.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The Registrant’s charter authorizes the Registrant, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while serving as the Registrant’s director or officer and at the Registrant’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Registrant’s bylaws obligate the Registrant, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while serving as the Registrant’s director or officer and at the Registrant’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the Registrant to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and any of the Registrant’s employees or agents or any employees or agents of the Registrant’s predecessor.

Maryland law requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 21. Exhibits

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of NewtekOne, Inc. (Previously filed in connection with Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-191499) filed on November 3, 2014, and incorporated by reference herein).
3.2	Amended Bylaws of NewtekOne, Inc. (Incorporated by reference to Exhibit 99.1 of NewtekOne, Inc’s Current Report on Form 8-K, filed January 24, 2023).
3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of NewtekOne, Inc. (Incorporated by reference to Exhibit 99.1 to Newtek’s Current Report on Form 8-K, filed June 18, 2024).
3.4	Articles Supplementary to the Amended and Restated Articles of Incorporation of NewtekOne, Inc. (Incorporated by reference to Exhibit 3.1 to Newtek’s Current Report on Form 8-K, filed August 21, 2025).
3.5	Articles Supplementary to the Amended and Restated Articles of Incorporation of NewtekOne, Inc. (Incorporated by reference to Exhibit 3.1 to Newtek’s Current Report on Form 8-K, filed September 17, 2025).
4.1	Indenture, dated as of September 23, 2015, between Newtek, as issuer, and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit d.2 to Newtek’s Post-Effective Amendment No. 1 to its Registration Statement on Form N-2, No. 333-204915, filed September 23, 2015).
4.2	Seventh Supplemental Indenture dated of January 22, 2021 between Newtek Business Services Corp. and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.1 to Newtek’s Current Report on Form 8-K filed January 22, 2021).
4.3	Form of 5.50 % Notes due 2026 (incorporated by reference to Exhibit 4.2 and Exhibit A therein).
4.4	Base Indenture, dated as of August 31, 2023, between Newtek, as issuer, and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Newtek’s Current Report on Form 8-K, filed August 31, 2023).
4.5	Form of Fourth Supplemental Indenture, by and between Newtek, as issuer, and U.S. Bank Trust Company, National Association, as trustee in respect of the 8.50% Fixed Rate Senior Notes due 2031*
4.6	Form of Global Note for 8.50% Fixed Rate Senior Notes due 2031 (included in Exhibit 4.5).*
5.1	Opinion of Michael A. Schwartz.**
23.1	Consent of RSM US LLP.*
23.2	Consent of Michael A. Schwartz (included in Exhibit 5.1). **
24.1	Power of Attorney (included on signature page).
25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of U.S. Bank Trust Company, National Association, as Trustee.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Exchange Agent Agreement.**
107	Filing Fee Table***
*Previously filed ** To be filed by subsequent amendment *** Filed herewith

Item 22. Undertakings
The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:
(i) to include any prospectus required by Section 10(a)(3)of the Securities Act;

(ii) to reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided,, however, that paragraphs 4(a)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) if the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (x), or (xi) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Palm Beach, in the State of Florida, on November 18, 2025.

NEWTEKONE, INC.

By: /s/ Barry Sloane
Barry Sloane
Chief Executive Officer, President and
Chairman of the Board of Directors

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barry Sloane and Michael A. Schwartz as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments, or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as either of them might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 18, 2025.

Signature	Title

/s/ Barry Sloane	Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)
Barry Sloane

/s/ Frank M. DeMaria	Chief Financial Officer (Principal Financial and Accounting Officer)
Frank M. DeMaria

/s/ Halli Razon-Feingold	Director and Chief Administrative Officer
Halli Razon-Feingold

/s/ Richard Salute	Director
Richard Salute

/s/ Gregory L. Zink	Director
Gregory L. Zink

/s/ Fernando Perez-Hickman	Director
Fernando Perez-Hickman

/s/ Peter Downs	Director and President Newtek Bank, N.A.
Peter Downs

/s/ Craig Brunet	Director
Craig Brunet